UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2026
CHIPOTLE MEXICAN GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32731 (Commission File Number)	84-1219301 (I.R.S. Employer Identification No.)
610 Newport Center Drive, Suite 1100
Newport Beach, CA 92660
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (949) 524-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.01 per share	CMG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

The health and safety of our guests and employees is our highest priority. We are aware that public health authorities such as the Food and Drug Administration and the Minnesota Department of Health are investigating the source of a salmonella outbreak in the supply chain impacting several food service retailers in Minnesota and other states. The Minnesota Department of Health has confirmed it has no ongoing concerns with Chipotle. We are cooperating with public health authorities in their efforts.
As part of our established health and safety protocols, upon learning of a potential outbreak, we immediately initiated our ingredient traceability system and were able to identify jalapeños as a potential common ingredient from a common lot, and the restaurants where it was distributed. Out of an abundance of caution, we proactively removed the jalapeños from our restaurants and replaced them with product from different growers.
On July 29, 2026, Chipotle issued its earnings release and 2026 outlook, which speaks as of that date and reflects information available to us at that time. Due to the uncertain nature of any possible outcomes or impacts from the salmonella investigations, our guidance did not include a financial impact from these matters.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

8/5/2026	By:	/s/ Ilene Eskenazi
Chief Legal and Human Resources Officer